Exhibit 99.1

Apex Silver Reports First Shipments of Concentrate from San Cristobal

Denver, CO, October 22, 2007/Business Wire/ Apex Silver Mines Limited (AMEX: SIL) today reported the first shipment of zinc concentrates from the San Cristobal mine in Bolivia. The initial approximately 3,500 dry metric tonne shipment of lead, zinc and silver bulk concentrate produced during the commissioning and startup of the plant left the port of Mejillones, Chile on September 22, 2007, with the first sale recorded in the third quarter.  This has now been followed with a shipment of 9,100 dry metric tonnes of zinc concentrate to smelters in Asia on October 18, 2007.  Concentrate shipments will continue as the plant ramps up to full production.

As was announced, the San Cristobal plant reached mechanical completion in late June 2007 and began start-up commissioning in early July. Initial production was achieved during August. The company expects to reach the full production rate during the fourth quarter of 2007.

Apex Silver, together with Sumitomo, which owns 35% of the San Cristobal mine, continues to be engaged in ongoing discussions with government representatives regarding various proposals to change mining taxation in Bolivia.  To date there have been no changes to the existing mining tax regime.

Apex Silver also announced that the San Cristobal project lenders had approved the updated operating plan and related credit facility amendments, which became effective in late September.  The amendments include use of higher metals prices to determine compliance with certain financial covenants, adjustments to increase the mandatory cash flow sweep to 45% of excess cash flow and to require a larger percentage of principal to be paid in earlier years, the purchase by San Cristobal of at-the-money lead put options at a purchase price of approximately $10 million to protect the additional cash flow needed for the adjusted repayment schedule, and funding by Apex Silver of a $91 million margin account for the benefit of the two lenders holding the mandatory hedge positions.  The margin account should decrease by 33% at the end of each of 2008, 2009 and 2010.

The company is completing the determination of its third quarter financial results, which will reflect a non-cash loss of approximately $137 million for the quarter ended September 30, 2007, related to its metals derivative positions due to metals price increases in the third quarter.

The company’s third quarter financial results may also reflect a negative mark-to-market adjustment to the carrying value of certain auction rate securities (“ARS”) held by the company. Apex Silver maintains a portion of its investments in ARS with investment ratings ranging from A to AAA. The ARS are floating rate securities with long-term nominal maturities of 25 to 30 years but they are marketed by financial institutions with auction reset dates at 7, 28, or 35 day intervals to provide short term liquidity. Beginning in August 2007 a number of ARS auctions began to fail and the company is currently holding approximately $71.6 million in ARS for which the reset auctions have failed.  The failed auctions have resulted in higher interest rates being earned on these investments, but the investments currently lack liquidity. The company is currently evaluating the fair market value of the ARS it holds, and accordingly there could be a mark-to-market adjustment to the carrying value of those investments.  Based on the company’s current cash and investment balances and expected operating cash flows, it does not anticipate that the lack of liquidity for the ARS will adversely affect its ability to conduct its business.

APEX SILVER MINES CORPORATION  —  A Services Company

1700 Lincoln Street  —  Suite 3050  —  Denver, Colorado 80203  —  Telephone (303) 839-5060  —  Fax (303) 839-5907

Graham Buttenshaw has been appointed Vice President, Operations for the company.  Mr. Buttenshaw was previously the Vice President and General Manager of the San Cristobal project. Mr. Buttenshaw has over 30 years of mining industry experience, including eight years with contract miners in various executive management roles and 22 years with major mining companies in technical, operational and executive management roles.

Apex Silver is a mining exploration and development company.  Its 65%-owned San Cristobal project is the world’s largest development in silver and zinc.  The Ordinary shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL”.

This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the timing of achieving the full production rate for the San Cristobal project, the release of the hedge margin account in future years, the company’s future liquidity, and the company’s financial results for the third quarter of 2007.  Actual results relating to any and all of these subjects may differ materially from those presented.  Factors that could cause results to differ materially include, problems or delays in operations, variations in ore grade and processing rates, problems in emerging financial markets, the company’s ability to meet its covenant obligations under its project finance facility and political unrest and uncertainty in Bolivia.  The company assumes no obligation to update this information.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed with the SEC for the year ended December 31, 2006.

CONTACT:  Jerry Danni, Senior Vice President Corporate Affairs, Apex Silver Mines Corporation, 303-228-0336.